EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

______________________________________________________________

Pursuant to this Asset Purchase Agreement (“Agreement”), effective the 31st day October, 2006, Crossroads Convenience Center, LLC, hereinafter “Seller,” and Idaho Center Chevron, Inc., hereinafter “Buyer”, agree as follows:

ARTICLE 1

PARTIES

1.1

Seller.  Crossroads Convenience Center, LLC, (“Seller”) is an Idaho limited liability company with its general offices located at 5950 East Franklin Road, Nampa, Idaho 83687.

1.2

Buyer.  Idaho Center Chevron, Inc., (“Buyer”) is an Idaho corporation authorized to transact business in Idaho, with its general offices located at 1036 East Iron Eagle Road, Eagle, Idaho 83616.

1.1

Parties.  Both “Seller” and “Buyer” are referred to together as “Parties.”

ARTICLE 2

RECITALS

 2.1 “Seller” owns and operates a retail convenience center under the name of the “Crossroads Convenience Center,” which includes a gas station, car wash, market, food preparation, and other associated operations in Nampa, Idaho, near the Idaho Center.  One of “Buyer’s” principals, namely Richard Swensen, has operated the Crossroads Convenience Center as an employee of “Seller”, and is intimately familiar with the business.

 2.2 “Seller” intends to sell to “Buyer” and “Buyer” intends to buy from “Seller” all of the assets of the retail convenience center business, including, the real property, fixtures, inventory, equipment, licenses, permits, and all other personal property, tangible and intangible, including, but not limited to, the right to use the name “Crossroads Convenience Center” and the goodwill of the business.

 2.3 The Parties contemplate a transaction in two parts:  First, the Personal Property will be sold to pursuant to this Asset Purchase Agreement at which time the Seller will take possession of all assets, assume the business liabilities, and commence operation of the Crossroads Convenience Center business.  Within thirty (30) days thereafter, the second phase of this transaction will take place, whereby, pursuant the Option granted herein, Seller will have the right to purchase the Real Property and fixtures in accordance to a separate Real Estate Purchase Agreement.  In the interim between the two agreements, Seller will lease the real property to Buyer pursuant to a Lease Agreement (”Lease”).

ARTICLE 3

PURCHASE OF PERSONAL PROPERTY ASSETS

3.1 Purchase of Personal Property.  At the Closing (defined below), and subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, all of the tangible and intangible personal property assets of the convenience center business (“Personal Property”) of Seller, other than real estate and appurtenant fixtures, free and clear of all liens, interests, rights, claims, encumbrances and restrictions of any kind (collectively, “Encumbrances”), except for any Encumbrances known to Buyer or Buyer’s principal, Richard Swensen, that are not disclosed to Seller (See Section 8.4). The Personal Property is defined as all tangible and intangible assets of Seller utilized in or related to the operation of the Crossroads Convenience Center business, other than real property and any property excluded by this Agreement.  All tangible Personal Property, including all assets listed on Seller’s Balance Sheet (Exhibit “A”), shall be set forth in schedules as set forth below and shall be transferred by certificate of title or by bill of sale, as appropriate.

3.2 Purchase Price.

3.2.1 Purchase Price  The purchase price (“Purchase Price”) for the Personal Property to be paid by “Buyer” to “Seller” pursuant to this Agreement is the total sum of Six Hundred Thousand Dollars ($600,000.00), which sum will be paid as follows at closing:

The sum of $300,000 in cash in form of a bank check, or bank cashier’s check, or money order.

•

A conditional promissory note to Seller signed and issued jointly by  Seller and Richard Swensen (“Note”) for the sum of $300,000, having a term of five (5) years and bearing interest at the rate of eight percent (8%) per annum, simple, fixed.  The Note will be in the form of Exhibit “B” hereto.

3.2.2 Allocation of Cash Payment.  The cash sum of $300,000 paid at closing will be allocated first by the Seller to the payment in full Seller’s obligation (approximately $194,000) to the Idaho Candy Company and thereby free the Personal Property from any and all Encumbrance by Idaho Candy Company.   The balance of the cash proceeds remaining after payment of Idaho Candy Co. will be retained by Seller.

3.2.3 Collateral for the Note.

(a) The Note will be secured by 300,000 shares of restricted common stock of Great American Family Parks, Inc., owned by Richard Swensen.

(b)  A total of 270,000 shares of said stock collateral for the Note will be provided to Seller at closing by Richard Swensen by his delivery at closing to Seller Great American Family Parks, Inc., stock certificate No. ____________ for 270,000 shares endorsed by him in blank, with his signature medallion bank guaranteed.

(c)  A total of 30,000 shares of said stock collateral for the Note will be provided to Seller within two (2) weeks after closing by Richard Swensen by his delivery during that time to Seller a stock certificate for 30,000 shares duly endorsed by him in blank, with his signature medallion bank guaranteed.

(d)  Said stock certificates will each be delivered with an executed stock power in the form of Exhibit “C” hereto.

(e)  Seller may at any time during the term of the Note sell the stock to pay the Note, except that Seller may not sell said stock if Buyer or Richard Swensen give Seller ten (10) days notice that the Note will be paid in cash and said payment is duly made.  If Seller elects to sell said stock, then, in that event, the proceeds from the sale of the stock shall be deemed to pay the Note in full, and Seller may retain all of said proceeds, regardless of the amount of the proceeds received from the sale.

            3.3 No Pro-rations at Closing.  Since Buyer will own all uncollected accounts receivable at closing, such items as utilities, personal property lease obligations, and other current business trade accounts not fully paid at closing will not be pro-rated, but will be assumed and paid by Buyer, as set forth below.

ARTICLE 4

ASSETS AND LIABILITIES INCLUDED AND EXCLUDED FROM SALE

4.1 Purchased Assets.  Except as otherwise specifically set forth in this Agreement and on the Schedules hereto, the Personal Property Assets to be purchased from Seller shall include all of Seller’s right, title and interest in and to said assets, of every type and condition, including, without limitation, the following:

                       4.1.1 Furniture, Equipment, and Machinery.  All tangible personal property owned by or leased to Seller located in or used in connection with the business, including, without limitation, furniture, furnishings, trade fixtures (not appurtenant to real property), instruments, equipment, systems, machinery, operation manuals, and manufacturer’s warranties and guarantees, if any, as identified on Schedule 4.1.1. (“Furniture and Equipment”)

                       4.1.2 Personal Property Leases.  All equipment leases and other personal property leases for tangible personal property (including, without limitation, office equipment and vehicles) leased by Seller, and including as identified on Schedule 4.1.2 (“Personal Property Leases”).

                       4.1.3 Contracts.  All of Seller’s rights related to contracts, agreements, options and commitments (other than Personal Property Leases), including, without limitation, as identified on Schedule 3.1.4. (“Contracts”).

                       4.1.4 Cash on Hand, Accounts Receivable, and Prepaid Income.  All cash on hand, accounts receivable, credit card receipts, cash deposits that customers have deposited with Seller, deferred revenue, prepaid income, amounts paid by customers pursuant to any plans or programs in which customers paid an amount to receive services or goods in the future, and similar amounts paid by customers to Seller in advance of rendering the services or providing the goods after closing date pursuant to such contracts.

                        4.1.5 Motor Vehicles.  All motor vehicles owned by Seller, identified on Schedule 4.1.5

                        4.1.6 Business Records.  Copies of all current accounting records, current financial records, operations records, customer records, customer lists, vendor lists, price lists, operations manuals, and all other records, files, memoranda, sketches, bids, contracts, and other documents relating to any of “Seller’s” business (“Business Records”).

                         4.1.7 Inventory.  All items as set forth in Seller’s balance sheet (Exhibit “A”) under category “Other Current Assets,” including, without limitation, the following: Beer Inventory, Beverage Inventory, Fast Food Inventory, Fuel Inventory, Store Inventory, Tobacco Inventory, and other items not specifically enumerated, such as janitorial and office supplies, and all other operating supplies used in the ordinary course of business shall be classified as inventory hereunder (“Inventory”). As soon as possible following closing, Seller shall complete a physical count of Seller’s Inventory, determine the cost (in accordance with generally accepted accounting principles) of such Inventory as of the close of business on the Closing date.  A copy of the inventory shall be attached, post closing, to this Agreement as schedule 4.1.7.

                        4.1.8 Licenses and Permits.  All licenses and permits used in operation of Seller (”Licenses and Permits”).

                        4.1.9 Intellectual Property.  All of Seller’s rights, title and interest in all trademarks, tradenames (including, without limitation, the name “Crossroads Convenience Center,” service marks, copyrights and any applications therefor, and all logos, symbols, business manuals, policies, and tangible or intangible advertising materials that have been created by or for “Seller” and that are or have been used by Seller in the conduct of its business (“Intellectual Property”).

                        4.1.10 Communication Addresses.  All telephone numbers, facsimile numbers, internet addresses, internet domain names, internet domain name registrations, log-in identifications, user identifications, screen names and on-line service identifications relating to Seller (“Communication Addresses”).

4.1.11 Computer Software and Databases.  All computer software, applications and databases owned, licensed, leased, internally developed or otherwise used by “Seller” in connection with its business (“Computer Software and Databases”).

4.1.12 Proprietary Information.  All rights in Seller’s Proprietary Information.  “Proprietary Information” means all information, data, software and materials (whether contained in documents, electronic media or other forms) relating to or used by Seller, including, without limitation, information about Seller’s materials, procedures, inventions, expertise, customer lists, potential customer lists, customer data, financial data, vendors, marketing plans, and trade secrets.

 4.1.13 Rights Arising from Assumed Liabilities.  All rights of Seller arising under or relating to the liabilities or obligations expressly assumed by Buyer from Seller” pursuant to Section 4.2.

                         4.1.14 Tangible and Intangible Personal Property.  All other tangible and intangible personal property owned by Seller.

                         4.1.15 Insurance.  All policies of fire, extended coverage, liability, errors and omissions, environmental and all other kinds of insurance held by Seller and covering any of the Assets; provided, however, that Buyer shall have no obligation to continue or renew any such policy of insurance following Closing.

4.2 Assumed Liabilities.  No liabilities of any type and condition, real, personal and mixed, tangible and intangible, fixed and unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on Seller’s books and records, are assumed by Buyer except as follows:

 4.2.1 Liabilities Attached to or Encumbering the Assets Post Closing.  All liabilities and obligations attached to or encumbering the Personal Property assets arising or accruing after the Closing Date, including any and all liabilities and obligations of the business not disclosed to Seller by Buyer prior to closing arising from the operation of the business by Buyer’s principal, Richard Swensen (See Section 8.4).

                         4.2.2 Current Trade payables.   Current Trade Payables, such as utilities, personal property lease obligations and amounts charged or chargeable by vendors for goods and services provided to Seller on or before the closing date, whether or not such amounts are due and owing as of the Closing date (“Trade Payables”).

            4.3 Excluded Assets.  The Assets to be purchased by Buyer pursuant to this Agreement do not include the following assets:

(a) The ownership interest in the entity, Crossroads Convenience Center, LLC

4.4 Excluded Liabilities.  Buyer shall not assume or be deemed to have assumed, and Seller shall remain solely responsible following Closing for, any and all indebtedness, contract obligations and other liabilities of Seller (“Excluded Liabilities”) other than those liabilities, if any, specifically identified in Section 4.2.

                        4.4.1 Transaction Taxes.  Any liability or obligation relating to income, sales or excise taxes, that the law imposes on Seller, arising from, related to, or caused by the sale or transfer of the Assets as contemplated by this Agreement, which taxes shall be paid by Seller.

                        4.4.2 Taxes; Employment Liabilities.  Any liability or obligation of Seller, whether arising prior to, on or after the Closing date, relating to (i) federal, state and local taxes, including income, sales, use, property, service or other taxes that applicable statutes, laws, ordinances, rules or regulations required, or the taxing authority asserts were required, to be paid on or prior to Closing; (ii) compliance with federal, state and local tax rules and regulations, including the obligation to prepare, report or file payroll, income, excise, sales, social security, trust fund, unemployment, withholding, property or other taxes or to prepare or file notices, forms, reports or documents that applicable statues, laws, ordinances, rules or regulations require, or the taxing authority asserts were required, to be paid or filed on or prior to Closing; and (iii) any liability arising out of or related in any manner to employees of Seller, including, without limitation, employment compensation, workers compensation, unemployment, any employment benefits or any employee benefit plan of any kind, shall remain the liability of, and be paid by Seller.  Seller shall pay on or before Closing all Seller Employment Liabilities due and owing up to and through the date of Closing, and shall pay all Seller Employment Liabilities that may arise after Closing.

                         4.4.3 Insurance.  Deductibles, co-payments, premiums or other payments relating to property, casualty, liability, errors and omissions, and other insurance premiums or payments for loss incurred or claims made prior to Closing.

                         4.4.4 Litigation and Judgments.  Any litigation, arbitration or mediation, and any amounts payable to resolve disputes, if any, including, without limitation, judgments, settlements, arbitration, or mediation for claims arising prior to Closing.

                         4.4.5 Other Non-business Liabilities. Any liability of Seller related to, connected with, or arising from, any other business or asset of Seller not part of or involved in the Crossroads Convenience Center business.

ARTICLE 5

RISK OF LOSS AND OFFSETS

5.1 Risk of Loss.  Until possession has been delivered to Buyer at Closing, Seller shall retain all risk of loss or damage with respect to the assets sold hereunder.  In the event of any material loss or damage to all or any part of the Assets prior to such time, Buyer shall have the right to (i) terminate this Agreement and abandon the transaction, in which event each party shall be fully released and discharged from any further obligations under this Agreement, except for any continuing obligations of a party under this Agreement, or (ii) consummate the transactions contemplated by this Agreement and reduce the Purchase Price by an equitable amount (to be determined by agreement of Buyer and Seller) to equal the loss or damage (net of any insurance proceeds paid or payable to Buyer by reason of the loss or damage).

5.2  Allocation Offsets.  To the extent that the closing inventory count results in a total value different than that set forth in Seller’s balance sheet (Exhibit “A”), said difference shall be inversely applied (negative or positive) to the value allocated to the “good will” of the business so as to maintain the same net worth of the business as set forth on said balance sheet.

ARTICLE 6

REAL PROPERTY OPTION

             6.1 Option to Purchase Real Property.

                       6.1.1 Grant of Option.  For consideration of ten dollars ($10) in hand paid and for other good and valuable consideration, which consideration is separate from the consideration of this Agreement and the Real Estate Purchase Agreement, and the receipt of which consideration is hereby acknowledged by Seller, Seller hereby grants to Buyer an option to purchase Seller’s real property and appurtenant fixtures (“Option”) located at 5950 East Franklin Road in Nampa, Canyon County, Idaho, (“Real Property”) in a and more particularly described in Exhibit “D” hereto.

6.1.2 Terms of Option.  Buyer has the Option to purchase the Real Property on or before November 30, 2006, in accordance with the terms and conditions set forth in the Real  Estate Purchase Agreement, the form of which is attached hereto as Exhibit “E,” and by this reference made a part hereof.

6.1.3 Exercise of the Option.  In order to exercise the Option, Seller must give written notice to Buyer on or before Monday November 20, 2006 that Seller intends to exercise the option.  If timely notice of exercise is not given, the Option expires and become null and of no effect.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND
COVENANTS OF “SELLER”

7.  Seller hereby represents, warrants and covenants to Buyer as follows:

7.1  Organization, Good Standing, Qualification, and Authorization of Seller.

7.1.1  Organization, Standing, and Qualification.  Seller (i) is an Idaho limited liability company duly organized, validly existing and in good standing under the laws of the state of Idaho (Exhibit “F”); (ii) has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties as and where now owned, leased or operated; and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it or the business conducted by it makes such qualification necessary.

7.1.2 Authorization. The execution, delivery and consummation of this Agreement by Seller has been duly approved by its management according to applicable law and its Operating Agreement and Articles of Organization. No approval or consent of any person, firm, or other entity is required to be obtained by Seller for the execution, delivery and consummation of this Agreement by Seller.  Upon the execution and delivery of this Agreement by Seller, no further action will be necessary to make this Agreement valid and binding according to its terms.

7.2 Financial Statements.  Seller has made available to Buyer the current balance sheet of the business (Exhibit “A”) and all other financial records of the business, including, but not limited to, financial statements, income statements, inventory counts, and credit card receipts for the last five years.  Buyer’s principal Richard Swensen has had, and continues to have, intimate access to said financial statements and records as agent manager of the Crossroads Convenience Center for Seller. The Financial Statements (i) are complete and correct in all material respects, (ii) were prepared in the ordinary course of business on a accrual basis from the books and records of Seller in accordance with generally accepted accounting principles, consistently applied and maintained throughout the periods indicated, and (iii) present fairly, in all material respects, the financial position of the Business as of the date indicated.

7.3 Absence of Undisclosed Liabilities.  Except as incurred by Seller in the ordinary course of operating its business since the date of the Financial Statements, to the knowledge of Seller, there has not been any material adverse change in Seller’s business condition (financial or otherwise), Assets, the Assumed Liabilities, properties or operations.  Further, Seller is not aware of any liabilities, whether absolute, accrued, contingent or otherwise, arising through the ownership or operation of Seller which materially affect the Assets or the operation of “Seller’s business; and Seller” does not know of any basis for the assertion against the Assets of any undisclosed liability of Seller.

7.4 No Default.  With respect to any contract, agreement, lease, license or understanding that is being acquired by Buyer, Seller is not in default under the terms of any such contract, agreement, lease, license or understanding to which it is a party, and which default will result in any loss or damage to Seller, nor has any condition or event occurred which, after notice, the passage of time, or otherwise, would constitute a default under or breach of any terms thereof, and Seller is not aware of any condition that will result in a default under any terms thereof.

7.5 Taxes.  Seller has filed all federal, state and local income, sales, use, excise, withholding, franchise, payroll and other tax returns and reports required to be filed in connection with the operation of Seller’s business, and all taxes shown by the returns to be due and payable have been paid.  Seller shall prepare and file all income, sales, use, excise, withholding, franchise, payroll and other tax returns, and pay all taxes, required to be filed or paid up to and through the date of Closing.  Except for property taxes not yet due and payable, there are no tax liens on any of the Assets.  Seller has delivered to Buyer true and correct copies of all federal and state income and excise tax returns of Seller for the tax year ending 09-30-06.  Seller has not given or been requested to give waivers of any statutes of limitations relating to the payment of federal, state or local taxes.

7.6 Clear Title to Assets.  Seller has good and marketable title to the Personal Property sold and to the Real Property optioned under this Agreement. Other than in the ordinary course of business consistent with past practice, Seller has not, since the date of its most recent Financial Statement, sold, assigned, transferred or otherwise disposed of any assets or properties used in its business in anticipation of the transactions contemplated by this Agreement.

7.7 Condition of Tangible Assets.  All of the tangible Personal Property assets are in good operating condition and repair; normal wear and tear excepted, and are located at the Crossroads Convenience Center.

7.8 Inventories.  All items of Inventory are owned by Seller and were acquired by Seller in the ordinary course of operation, may be used for the items’ intended purposes, and were purchased, handled, stored and sold in accordance with all federal, state and local governmental laws and regulations.

7.9 Liabilities.  To Seller’s knowledge, there are no liabilities, not otherwise reflected in the Financial Statement, which are known or with reasonable care or upon reasonable inquiry should be known, and which are now or may be assessed or become a charge against the Assets.

7.9 Insurance.  Buyer has inspected each policy of fire, extended coverage, liability (including, without limitation, professional liability) and all other kinds of insurance held by Seller and covering the business and / or the assets of the business.  Seller knows of no claims made against any such insurance policy that are unresolved as of Closing.  The policies are in full force and effect and will be in full force and effect at Closing.  Upon request of Buyer, Seller will execute whatever assignments may be required by said insurers to keep any of said policies in force.

7.10 Contracts, Sublease and Personal Property Leases.  All Contracts, Subleases and Personal Property Leases that are being assumed by Buyer, are in full force and effect; and to the knowledge of Seller, there are no existing defaults or events or conditions which but for the passage of time would constitute defaults pursuant to such documents.

7.11 Operations.  Prior to Closing, Seller’s operations have complied, to the best of Seller’s knowledge, in all material respects, with all federal, state, local and other statutes and regulations and all rules and regulations of any applicable regulatory agency governing Seller. Other than changes occurring in the ordinary course of business, since the date of the balance sheet (Exhibit “A”) Seller has maintained both the Personal Property and the Real Property assets in their current condition, normal wear and tear excepted, and after closing.

7.12 No Encumbrance of Real Property Pending Option. Pending Buyer’s exercise of the Option, Seller will not encumber, mortgage, pledge, or create any lien against the Real Property.

7.13 Litigation or Claims.  To the knowledge of Seller, there are no claims, actions, suits, arbitrations, governmental investigations, inquiries, or proceedings pending or threatened against, or involving the assets or liabilities of, Seller before any court, governmental or administrative body or agency, or private arbitration tribunal.  To Seller’s knowledge, there are no facts upon which material claims may be made against said assets or liabilities, nor are there any outstanding orders, writs, injunctions, or decrees of any court, arbitrator or governmental agency which materially adversely affect or could materially adversely affect the assets sold or liabilities assumed pursuant to this Agreement

ARTICLE 8

BUYER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

8. Buyer” represents, warrants and covenants to “Seller” as follows:

8.1 Organization, Good Standing, Qualification, and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Idaho and is authorized to transact business in the state of Idaho (Exhibit “G”).  Buyer has full corporate power and authority to carry on its business as and where now conducted and to own or lease and operate its properties as and where now owned, leased or operated.  Buyer is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by Buyer or the business to be conducted by Buyer make such qualification necessary.

8.2 Authority to Contract.  Buyer has the full right, power and authority to execute, deliver and perform the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement.  The execution, delivery, and consummation of this Agreement by Buyer was duly approved by its Board of Directors according to applicable law and its Articles of Incorporation and Bylaws.  No approval or consent of any person, firm, or other entity is required to be obtained by Buyer for the execution, delivery and consummation of this Agreement by Buyer.  Upon the execution and delivery of this Agreement by Buyer, no further action will be necessary to make this Agreement valid and binding upon Buyer according to its terms.

             8.3 Completion of Buyer Due Diligence.  Buyer represents that it has completed its due diligence investigation of Seller, its assets, and the business of Crossroads Convenience Center.  Buyer’s due diligence investigation has included, without limitation, verification of all representations and warranties of Seller, and verification of all facts and schedules relating to the assets and the assumed liabilities, and with regard to the title to and condition of the Real Property as deemed appropriate by Buyer and indicating that the Real Property is suitable.

             8.4 Buyer’s Special Indemnity.  Buyer, through the position of its principal Richard Swensen essentially moves in this transaction from the position of being agent-operator to the position of being owner-operator of Crossroads Convenience Center and, as a result thereof, is uniquely knowledgeable regarding said business, its operation and related liabilities.  Therefore, Buyer hereby covenants to indemnify, and shall indemnify, defend and hold harmless Seller and its members and agents from any and all liabilities, claims, damages, expenses (including, without limitation, reasonable attorneys’ fees and reasonable attorneys’ fees on any appeal), judgments, proceedings and causes of action of any kind whatsoever resulting from or arising out of any undisclosed liabilities of the business operation of Crossroads Convenience Center extant prior to closing.  “Undisclosed Liabilities” for the purpose of this Section and Sections 3.1 and 4.2.1 are defined as those liabilities and encumbrances that (a) do not appear in any of the Exhibits or Schedules to this Agreement and (b) are limited to such liabilities that arise from or are related to the operation of the Crossroads Convenience Center business. This indemnity is in addition to the indemnity of Buyer set forth in Section 11.5 and is to be construed as a specific exception to the provisions of Seller’s indemnity set forth in Section 11.4 of this Agreement.

ARTICLE 9

CLOSING

9.1 Time, Date and Place of Closing.  The execution and delivery of the documents required to consummate the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Idaho Estate Planning and Business Law Center, 1036 East iron Eagle Drive, Suite 105, Eagle, Idaho 83616 on October 312, 2006 at 1:30 PM MST The Closing shall be effective as of and upon the execution and delivery of the documents and payment of money contemplated by this Agreement.

9.2 Documents Executed and Delivered and Payment Made at Closing:  At the Closing, the Parties shall execute and deliver the following:

(a) Buyer shall deliver for inspection of the Parties a preliminary title report regarding the Real Property;

(b)  Seller shall deliver to Buyer a current copy of its Operating Agreement; and Buyer shall deliver to Seller a current copy of its Bylaws.

(c) The Parties shall sign and / or deliver counterparts of this Agreement, the bills of sale, titles to licensed vehicles, assignment of licenses, and any and all other documents called for in the Schedules to be signed and / or delivered.

(d) Buyer shall pay the Purchase Price by delivery to Seller of (i) the check or money order for $300,000; (ii) the Great American Family Parks, Inc., stock certificate for 300,000 shares of common stock, said certificate duly endorsed as provided in this Agreement; and (iii) an executed stock power for said stock certificate.

(e) Seller shall take or shall cause to be taken all other reasonable actions as may be required to put Buyer into full possession and control of the assets of the business and Assumed Liabilities.

9.3 Taking of Inventory.  As the last act of closing, the Parties shall conduct an inventory of the items specified in Section 4.1.7. The results of the inventory shall be attached to this Agreement as Schedule 4.1.7.

9.4 Documents Delivered after Closing.  At and after closing, the parties shall execute and deliver all documents as may be required to effect the transactions contemplated by this Agreement, and after Closing shall take any other action consistent with the terms of this Agreement that may reasonably be requested by a party for the purpose of effecting the transactions contemplated by this Agreement.

ARTICLE 10

NONCOMPETITION AND CONFIDENTIAL INFORMATION

10.1 Purpose of Non-competition and Confidentiality Agreements.  Seller and it Member(s) acknowledge that Buyer is purchasing the assets (including, without limitation, Proprietary Information and relationships with customers) with the expectation of continuing the Crossroads Convenience Center business and providing services to Seller’s existing and expected customers.  Seller and its member(s) agree that Buyer is entitled to a period of time to benefit from the purchase of the assets, and that Seller and its Member(s) should be restricted from competing with Buyer or benefiting from the Proprietary Information and customer relationships purchased by Buyer.

10.2 Non-competition and Confidentiality Agreement, Duration and Area.  Seller and its member(s) agree that, for a period of two (2) years following Closing, Seller will not disclose confidential information regarding the Buyer’s business or compete with Buyer by engaging, within, Canyon County and Ada County, Idaho, in any business that would compete with Buyer.  The term “compete” shall include, by way of illustration and not limitation, (i) directly or indirectly soliciting, selling or rendering any services or products that were provided or sold by Seller prior to Closing, (ii) being an owner, partner, agent, consultant, stockholder, director or officer of any entity that directly or indirectly solicits, sells or renders any services or products after Closing that were provided or sold by Seller prior to Closing, with the exception of being the holder of less than five percent (5%) of the stock of a publicly traded company, (iii) contacting or soliciting any of the customers of Seller for the purpose of establishing relationships for any services or goods that directly or indirectly compete with Buyer’s business or causing any customer to terminate any relationship with Buyer after the Closing, (iv) directly or indirectly soliciting or hiring any of Buyer’s employees or causing any employee to terminate any relationship with Buyer, (v) being an owner, partner, agent, consultant, stockholder, director or officer of any entity (with the exception of being the holder of less than five percent (5%) of the stock of a publicly traded company) that directly or indirectly solicits or hires any of Buyer employees or causes any employee to terminate any relationship with Buyer, or (vi) making any public or private statements to third parties that would be likely to cause a material injury to or materially interfere, directly or indirectly, with Buyer’s business or reputation.  It is understood and agreed that the endorsement of this Agreement by Great American Family Parks, Inc., as the member of Seller, refers only to, and is strictly limited to, the non-competition and confidentiality provisions of Sections 10.1 and 10.2 of this Agreement.

ARTICLE 11

COVENANTS AND REMEDIES

11.1 Survival of Representations, Warranties, and Covenants.  Except as otherwise set forth in this Agreement, the representations, warranties, and covenants by the respective Parties set forth in this Agreement, including, without limitation, any representations, warranties or covenants set forth in any Schedule or other writing delivered pursuant to this Agreement, shall survive the Closing and shall be deemed to be material and to have been relied upon by the other Party.

11.2 Claim.  A “Claim” shall be broadly construed to include any damage, liability, expense, reasonable attorney fees, costs, or any combination thereof arising from, related to, or connected with a party’s breach of this Agreement.

11.3 Claim Notice and Cure Period.  In the event of a Claim, then the aggrieved party shall provide reasonable written notice to the defaulting party of such breach.  From the date of notice the defaulting party shall have 30 days to cure the Claim (an “Undisputed Claim”) or dispute its liability to such Claim in writing (a “Disputed Claim”).  If an Undisputed Claim continues after the 30 day cure period, then the aggrieved party shall have all remedies provided by this Agreement and by law.  With respect to a Disputed Claim, the parties shall proceed in good faith to negotiate a resolution of such Disputed Claim and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

11.4 Indemnity by Seller.   Subject to the provisions of Section 8.4 of this Agreement, Seller agrees to indemnify, defend, protect and hold Buyer and its officers, directors, shareholders and agents harmless for, from and against any and all (i) liabilities of Seller,  (ii) Claims sustained directly or indirectly by Buyer based on pre-closing operation of Seller’s business, and (iii) breach of any of Seller’s respective representations and warranties made under this Agreement. Seller agrees to pay Buyer’s costs of defense and to indemnify Buyer against all such liabilities, except for those described in Section 8.4, that exist at the date of closing or are based on the conduct of Seller’s business prior to the date of Closing.

11.5 Indemnity by “Buyer”.  In addition to the Special Indemnity of Buyer set forth in Section 8.4 of this Agreement, Buyer agrees to indemnify, defend, protect and hold Seller, its member(s) and agents harmless for, from and against, any and all (i) claims sustained directly or indirectly by Seller or its member(s) or agents based on Buyer’s ownership, use or operation of the assets or assumed Liabilities after closing, and (ii) breach of any of Buyer’s representations,  warranties, and covenants made under this Agreement.  Buyer agrees to pay Seller’s and each member’s or agent’s attorney fees and costs of defense and to indemnify Seller and its members and agents against all such liabilities that arise after the date of closing or are based on the ownership of the Personal Property or Real Property after the date of closing.

11.6 Rights and Remedies Cumulative.  Except as expressly provided in this Agreement, and to the extent permitted by law, any rights and remedies described in this Agreement are cumulative and not alternative to any other rights and remedies available at law or in equity.

11.7 Non-waiver of Rights and Remedies.  The failure or neglect of a party to enforce any right or remedy available by reason of the failure of the other party to observe or perform a term or condition set forth in this Agreement shall not constitute a waiver of the term or condition.  A waiver by a party (i) shall not affect any term or condition other than the one specified in the waiver, and (ii) shall waive a specified term or condition only for the time and in a manner specifically stated in the waiver.

11.8 Governing Law, Jurisdiction, and Venue.  This Agreement shall be governed by Idaho law.  The state and federal courts of Idaho have jurisdiction; and venue for mediation, litigation and all other proceedings shall be located in Boise, Idaho.

11.9 Survival of Remedies.  Except as otherwise set forth in this Agreement, the remedies and remedial procedures and processes set forth in this Article 11 survive termination or abandonment of this Agreement.

ARTICLE 12

GENERAL PROVSIONS

12.1 Notices.  All notices and other communications (“Notices”) under this Agreement shall be (i) in writing, (ii) deemed to have been delivered (a) upon the date of delivery if delivered in person, by facsimile or by e-mail, (b) on the date of the postmark on the return receipt if deposited in the United States Mail, with postage prepaid for certified or registered mail, return receipt requested, or (c) on the date of delivery if delivered by nationally recognized express courier, and (iii) shall be addressed or delivered to the following relevant address or at the other address as shall be given in writing by a party to the other:

If to Buyer:

IDAHO CENTER CHEVRON, INC.

Richard Swensen, President

5950 East Franklin Road,

Nampa, Idaho 83687

With copy to:

Steven R. Rausch

Idaho Estate Planning and Business

Law Center

036 East Iron Eagle Drive, Ste 105

Eagle Idaho 84616

If to Seller or Member of Seller:

Crossroads Convenience Center, LLC

Great American Family Parks, Inc., Managing Member

Attn: Larry L. Eastland, President and CEO

3420 Ocean Park Blvd., Suite 3000

Santa Monica, CA 90405

With copy to:

John L. Runft

Runft & Steele Law Offices, PLLC

1020 West Main St., STE 400,

Boise, Idaho 83702

12.2 Payment of Expenses.  Except for expenses of the appraisal and for the purchase of a policy of title insurance related to this transaction, Buyer and Seller shall each pay their own fees and expenses, including fees and expenses of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and performance of this Agreement.

12.3 Time of the Essence.  Time is of the essence with respect to the obligations to be performed under this Agreement.

12.4 Entire Agreement.  All Exhibits and Schedules to this Agreement constitute a part of this Agreement.  This Agreement, together with the accompanying Exhibits and Schedules, constitutes the entire, completely integrated agreement among the parties and supersedes all prior memoranda, correspondence, conversations and negotiations.

12.5 Severability.  The invalidity of any portion of this Agreement shall not affect the validity of any other portion of this Agreement.  If the invalidity or unenforceability is due to the unreasonableness of time or geographical restrictions, the restrictions shall be effective for the period of time and area as a court may determine to be reasonable.

12.6 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.7 Amendment and Waiver.  This Agreement may not be modified or amended, except by an agreement in writing signed by Seller and Buyer.  Seller or Buyer may waive any of the conditions contained herein or any of the obligations of the other party hereunder but any such waiver shall be effective only if in writing and signed by the party waiving such condition or obligation.

12.8 Power to Execute.  Each person executing this Agreement on behalf of a Party, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required for the effectiveness or enforceability of this Agreement against such party following such execution.

12.9 Assignment.  This Agreement is freely assignable; provided, however, any assignment shall be effective only when a fully executed counterpart thereof is delivered to the non-assigning Party hereto bearing the signatures of assignor and assignee and including an express assumption by assignee of the obligations of the assigning party hereunder.  No such assignment shall release the assigning Party from any of its obligations, liabilities, warranties or representations set forth in this Agreement.

12.10 1031 Exchange.  The Parties to this Agreement acknowledge that either Party may wish to structure this transaction as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Internal Revenue Code.  Each Party agrees to reasonably cooperate with the other Parties to effect such exchange; provided, however, that the cooperating Party shall not be required to acquire or take title to any exchange property, or incur any additional cost, expense or liability whatsoever in connection with the exchange.

12.11 Binding Terms.  This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the Parties hereto and their legal representatives, successors and permitted assigns as described herein.

12.12 Headings.  Descriptive headings used herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

12.13 Singular and Plural; Gender.  When required for proper interpretation, words used herein in the singular tense shall include the plural, and vice versa; the masculine gender shall include the neuter and the feminine, and vice versa.

12.14 Commissions.  “Seller” and “Buyer” mutually represent and warrant that no real estate commission, finders’ or brokers’ fee has been or will be incurred in connection with this Agreement for the sale of Assets contemplated hereby.  Each Party agrees to indemnify and hold the other harmless from and against any and all real estate commissions, finders’ fees or brokers’ fees due or claimed to be due in connection with this transaction and attributable to the indemnifying Party, such indemnity to include reasonable attorneys’ fees and costs incurred in connection with any such claim.

The signatures of the Parties are on the following page.

SELLER:      IDAHO CENTER CHEVRON, INC.

                                             By ________________________

                                      Richard Swensen, President

                                 ATTEST: ______________________

                                                 Corp. Sect.

BUYER:       CROSSROADS CONVENIENCE CENTER, LLC

                                 By ____________________________

                                      Larry L. Eastland, Managing Member

                                  WITNESS: _______________________

LIMITED SIGNATORY FOR PURPOSES OF NON-COMPETE / CONFIDENTIALITY AGREEMENT:

GREAT AMERICAN FAMILY PARKS, INC.

                                    By _______________________________

                                         Larry L. Eastland, Pres. & CEO

                                    ATTEST: __________________________

                                                     Dale W. Van Voorhis, Director